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                                                                    EXHIBIT 99.1



TUESDAY, JANUARY 21, 2003

PRESS RELEASE

SOURCE: PACKAGED ICE, INC.

JANUARY 21, 2003 - DALLAS, TEXAS - Packaged Ice, Inc. (AMEX:ICY) today announced the appointment of Credit Suisse First Boston of New York ("CSFB") to assist in evaluating a variety of financial and strategic alternatives.

         In making this announcement, Chairman and Chief Executive Officer William P. Brick said, "Packaged Ice has pursued a strategy over the past two years of improving operating results and maximizing cash flow in order to pay down debt as rapidly as possible. Looking forward, we are confident this strategy will increase the Company's value over time. With CSFB's assistance, we will be able to explore a number of attractive options to assure the realization of the Company's future potential and maximize value for our shareholders and bondholders."

         Packaged Ice is the largest manufacturer and distributor of packaged ice in the United States. Employing over 1,700 people, its products are sold to more than 73,000 locations in 31 states and the District of Columbia, and provide a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary Ice Factory(TM) technology. Packaged Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

         This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of risks, investors are urged to refer to the Company's reports filed under the Securities and Exchange Act of 1934.